Exhibit 99.1

PRESS RELEASE

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA  15212-5851
Phone: (412) 442-8200
Fax:  (412) 442-8290

Release date: October 29, 2009	Contact:	Steven F. Nicola
Chief Financial Officer, Secretary &
Treasurer
412-442-8262

MATTHEWS INTERNATIONAL
ANNOUNCES NEW DIRECTOR

PITTSBURGH, PA, October 29, 2009 -- Matthews International Corporation (NASDAQ: MATW) announced that Alvaro Garcia-Tunon was elected to the Company’s Board of Directors.

Mr. Garcia-Tunon is Senior Vice President, Chief Financial Officer and Secretary for Wabtec Corporation (“Wabtec”), a provider of products and services for the global rail industry, a position he has held since 2003.  Mr. Garcia-Tunon was Senior Vice President, Finance of Wabtec from 1999 until 2003.  Prior thereto, he was Vice President and Treasurer of Wabtec.  Mr. Garcia-Tunon is a board member of the Pittsburgh Civic Light Orchestra and Senator John Heinz History Center.  Mr. Garcia-Tunon graduated from the College of William and Mary with a Juris Doctor degree and is a graduate of the University of Virginia with a Bachelor of Science degree in Commerce and Accounting.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions.  Memorialization products consist primarily of bronze memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries.  Brand solutions include graphics imaging products and services, marking products, and merchandising solutions.  The Company’s products and services include cast bronze memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; brand management; printing plates and cylinders, pre-press services and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables, and industrial automation products for identifying, tracking and conveying various consumer and industrial products, components and packaging containers; and merchandising display systems and marketing and design services.